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                                                                  EXHIBIT 10.24

[DAS LOGO]

DRUGABUSE SCIENCES, INC.
1430 O'Brien Drive, Suite E
Menlo Park, CA 94025
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                                         (650) 462-1000     FAX: (650) 462-1003

December 28 , 1999

Jacques Kusmierek, M.D.
47 rue St Lambert
75015 Paris

Re:  Employment Agreement

Dear Jacques:

On behalf of DrugAbuse Sciences, I am pleased to confirm our proposal for you to become a DrugAbuse Sciences employee. This offer is conditional upon our completion of satisfactory referencing, your acceptance of the terms and conditions of this offer of employment and your execution of the attached Employee Confidential Information and Inventions Agreement.

Your position with DrugAbuse Sciences will be Senior Vice President, European Development (DrugAbuse Sciences Inc.) and Directeur General Adjoint (DrugAbuse Sciences SAS). As we discussed, your position is a full-time position and your employment will commence no later than February 3, 2000 (the date your employment commences is referred to as your Start Date.)

Your total full time gross base salary will be 140,000 Euros per year, payable at the frequency and in accordance with DrugAbuse Sciences' regularly established payroll policies. All payments to you will be subject to legally required withholding. It is DrugAbuse Sciences' policy to review salary and compensation levels periodically. Accordingly, your base salary and other compensation may be adjusted from time to time at DrugAbuse Sciences' sole discretion; raises in compensation are not guaranteed. In addition to your base salary, you may receive within three months following each yearend, at the Board of Directors sole discretion, up to a 20% bonus (i.e. 20% of the paid base salary) subject to meeting specific annual milestones defined by DrugAbuse Sciences CEO (Exhibit A).

DrugAbuse Sciences also has a company Stock Option Plan (which the company may modify from time to time) that may permit our employees to participate in the equity ownership of the company. We expect to include you as a participant in that plan and will recommend to the Company's Board of Directors that you be granted a stock option for 700,000 shares of common stock according to the October 1999 capitalization table; with the exercise price equal to the fair market value on the date of your Start Date. These options will be subject to the terms of the then applicable Stock Option Plan, California and French law (e.g. no sale for five years), and to the following vesting schedule: (i) 70,000 shares would vest solely upon the first anniversary of continuous employment; (ii) 5,833 shares would vest monthly over the three years subsequent to the first year anniversary; (iii) 420,000 shares would vest solely upon the sixth anniversary of continuous employment; However, at the sole discretion of the board of directors and upon fully and timely achieving the following milestones, acceleration of vesting for the corresponding shares would occur at



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the time of milestone achievement, up to a total of 420,000 shares.
Milestones with corresponding shares are as follows:

     (1) For 180,000 shares: Naltrel NDA European market approval and product launch (alcohol and opiate indications), if by June 30, 2002.

     (2) For 120,000 shares: European market approval for a second new drug candidate substantially developed by DrugAbuse Sciences, if by December 31, 2003.

     (3) For 60,000 shares: Naltrel FDA NDA approval (alcohol and opiate indications), if by March 31, 2002.

     (4) For 40,000 shares: DAS SAS having received funding for at least $5,000,000 from new European research grant(s) (other than Scandinavian and French grants), if by December 31, 2001.

     (5) For 20,000 shares: Upon DAS successful initial public offering if by April 30, 2001.

You will also be eligible to participate in the employee benefits collectively available to our employees.

You will devote your best efforts to the performance of your job for DrugAbuse Sciences. While employed at DrugAbuse Sciences, you will not undertake any other activity requiring your business time and attention, nor will you support any activity that is competitive with DrugAbuse Sciences' business or pose a conflict of interest with that business. You will follow all DrugAbuse Sciences' policies and procedures as made available to you from time to time. As a condition of your employment, you will execute DrugAbuse Sciences' Employee Confidential Information and Inventions Agreement.

Your employment with DrugAbuse Sciences will be "at will"; in other words, either you or DrugAbuse Sciences will have the right to terminate your employment with DrugAbuse Sciences at any time, for any reason, and (i) with respect to DrugAbuse Sciences Inc. with or without cause, and no severance will apply to termination, and (ii) with respect to DrugAbuse Sciences SAS in a manner consistent with the Convention de l'Industrie Pharmaceutique. Initially your employment will be solely with DrugAbuse Sciences SAS. As DrugAbuse Sciences activities expand further in Europe, your employment would be shared in part with another DrugAbuse Sciences European subsidiary.

Jacques, we are very excited about your joining us. Please sign and return a copy of this letter and the attached Employee Confidential Information and Inventions Agreement to me, keeping a copy of each for your records. The terms set forth in this letter supersede all prior agreements, understandings and representations between us concerning the subject matter of this letter. This offer if not accepted, will expire on January 4, 2000. Changes to your employment agreement would apply only if in writing and signed by the DrugAbuse Sciences Inc. CEO, and DrugAbuse Sciences SAS president. We look forward to you becoming a member of our team !

Sincerely,

/s/ Philippe Pouletty

Philippe Pouletty, M.D.
Chairman and CEO, DAS Inc., President, DAS SAS



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I, Jacques Kusmierek, M.D., understand and agree to the above terms. I understand that my employment with DrugAbuse Sciences is at will, and I acknowledge that no representations or promises other than those set forth above have been made to me with regard to the terms and conditions of my employment.


Signed: /s/ Jacques Kusmierek                 Date:
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                                    EXHIBIT A



First year potential 20% Cash Bonus based on fully and timely achieving three key milestones over the first twelve months, and at the sole discretion of the board of directors:

     (1) Having filed COC Ab IND by March 31, 2000 and initiated phase I trial in Q2 2000,

     (2) Having defined the detailed European development and regulatory plan for Naltrel targeting a first filing for market approval in Q1 2001

     (3) Having performed at least one Naltrel trial in Europe in 2000